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                                                                    EXHIBIT 99.1


[MIXX LOGO]

THE MIIX GROUP
PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE

THE MIIX GROUP ADOPTS STOCKHOLDER RIGHTS PLAN

LAWRENCEVILLE, NJ, (BUSINESS WIRE) -- JUNE 28, 2001, The MIIX Group, Incorporated (NYSE: MHU) today announced that its Board of Directors has adopted a Stockholder Rights Plan. Under the Rights Plan, Rights will be distributed as a non-taxable dividend of one right for each share of common stock, par value $0.01 per share, held by stockholders of record as of the close of business on July 10, 2001. The Rights will expire on June 27, 2011. The Rights Plan will generally be triggered if an acquiring party accumulates 15% or more of the Company's common stock. Until the Rights become exercisable, the rights will trade with the Company's common stock as a unit.

The Company's Chairman, Vincent A. Maressa, Esq. said, "The Rights Plan is similar to plans adopted by many other companies. It is designed to enable all MIIX stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire The MIIX Group. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics, and to improve The MIIX Group's ability to negotiate with potential acquirors. The Rights Plan is not intended to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders, and will not do so." Mr. Maressa indicated that details of the Rights Plan will be outlined in a summary which will be mailed to stockholders following the record date, and a copy of the Rights Plan will be filed with the Securities and Exchange Commission.

CORPORATE INFORMATION
Headquartered in Lawrenceville, New Jersey, The MIIX Group (www.miix.com) is one of the nation's leading writers of medical professional liability insurance. Widely known for defense expertise, The MIIX Group of Companies currently protects physicians, medical professionals, medical groups, and healthcare institutions with a portfolio of insurance, consulting and financial products.

FOR FURTHER INFORMATION:

INVESTORS & ANALYSTS CONTACT:       TOM REDMAN, CHIEF FINANCIAL OFFICER
                                    (800) 234-MIIX, EXT. 1339
                                    tredman@miix.com

NEWS MEDIA CONTACT:                 MICHELE PARISANO, VP INVESTOR RELATIONS
                                    800-234-MIIX, EXT. 1277
                                    mparisan@miix.com

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